Exhibit 99.1

OneMedNet Announces Additional $1.7 Million Private Placement

MINNEAPOLIS, September 26, 2024 (GLOBENEWSWIRE) – OneMedNet Corporation (Nasdaq: ONMD) (“OneMedNet” or the “Company”), the leading curator of regulatory-grade Real World Data (“RWD”), inclusive of electronic health records, laboratory results and, uniquely, medical imaging, today announced that it has entered into a securities purchase agreement with an affiliate of Off the Chain Capital (collectively, “Off the Chain”) in a follow-on private placement that resulted in gross proceeds of approximately $1.7 million, before deducting fees and expenses payable by the Company. OneMedNet previously consummated a private placement with Off the Chain Capital on July 24, 2024 that resulted in gross proceeds of $2.7 million.

The private placement closed on September 25, 2024. The price per share of common stock sold in this offering meets the minimum price requirement under Nasdaq rules. The Company intends to use the net proceeds from the private placement for working capital and general corporate purposes. Pending use of the funds, the Company plans to use a portion of the net proceeds to purchase Bitcoin ($BTC).

Pursuant to the terms of the securities purchase agreement, OneMedNet sold an aggregate of 1,918,591 shares of its common stock at a price of $0.65 per share, warrants exercisable for 133,095 shares of its common stock at an exercise price of $0.325 per share and pre-funded warrants exercisable for 743,314 shares of its common stock at an exercise price of $0.65 per share. The investor prepaid the exercise price for the pre-funded warrants, other than $0.0001 per share. The terms of the transaction were otherwise generally consistent with the previous Off the Chain private placement.

The offer and sale of the securities in the private placement and described above are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. The voting agreement and registration rights agreement previously entered into by the Company and Off the Chain were amended in connection with the private placement to cover the shares of common stock issued in this private placement and the shares of common stock underlying the new warrants and pre-funded warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About OneMedNet Corporation

OneMedNet provides innovative solutions that unlock the significant value contained within the Real-World Data (“RWD”) repositories of over 1,400 healthcare system and provider sites that currently comprise its iRWD™ network. OneMedNet’s proprietary iRWD™ platform provides secure, comprehensive management of diverse clinical data types, including electronic health records, laboratory results, and uniquely, medical imaging. Employing its robust iRWD™ platform, the Company securely de-identifies, searches, and curates the clinical data, bringing a wealth of internal and third-party research opportunities to its drug, medical device and imaging/diagnostic AI development customers.

OneMedNet’s platform is designed to meet the clinical requirements necessary across various domains, including but not limited to rare diseases, oncology and cardiology. The Company is committed to delivering precise and robust research support services that span the entire continuum of care. This commitment is a cornerstone of OneMedNet’s strategy to enhance patient outcomes and help pave the next wave of healthcare innovation. For more information, please visit www.onemednet.com.

About Off the Chain Capital:

Off the Chain Capital is the general partner and manager of Off the Chain, LP. The Firm utilizes a value approach to invest in digital assets and equity in blockchain companies with a goal of acquiring at a discount to their intrinsic value. This strategy is designed to provide downside protection without sacrificing upside, making it an option for family offices, endowments, foundations, and first-time investors in blockchain assets.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; our business prospects and opportunities; and our use of the net proceeds from the private placement, including whether we will purchase Bitcoin or any other digital assets and the holding period for any such purchases. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of OneMedNet; our ability to keep pace with new technology and changing market needs; the competitive environment of our business; the timeline for completion of the currently ongoing audit of our historical financial statements by Withum Smith+Brown, PC; and the timeline for the Company to regain compliance with the listing rules of the The Nasdaq Stock Market LLC relating to the timely filing of periodic reports with the SEC. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this press release and other statements made from time to time by us or our representatives might not occur.

OneMedNet Contacts:

Michael Wong, Director of Marketing

Phone: 800.918.7189

Email: michael.wong@onemednet.com

Off the Chain Capital Contact:

Brian Dixon, CEO

LP@OfftheChain.Capital

SOURCE: ONEMEDNET CORPORATION